Exhibit 5.3

CONSENT OF D. BANSAH

In connection with the registration statement on Form F-10 of Banro Corporation (the “Company”) being filed with the United States Securities and Exchange Commission (the “Registration Statement”), I, the undersigned, hereby consent to the use of my name and references to the following documents in the Registration Statement, and to the incorporation by reference of such documents and information derived from such documents in the Registration Statement:

1.	The management’s discussion and analysis of the Company for the year ended December 31, 2010, which includes reference to my name in connection with the technical information therein;

2.	The technical report dated March 3, 2011 entitled “Preliminary Assessment NI 43-101 Technical Report, Namoya Gold Project, Maniema Province, Democratic Republic of the Congo” (the “Namoya Report”);

3.
The annual information form of the Company dated March 29, 2011, which includes reference to my name under the heading “Interests of Experts” and in connection with the information relating to the Namoya Report and to technical information concerning all of the Company’s properties.

4.	The management’s discussion and analysis of the Company for the second quarter of 2011, which includes reference to my name in connection with the technical information therein; and

5.	The material change report of the Company dated February 2, 2011, which includes reference to my name in connection with the technical information therein.

           I also consent to reference to my name under the heading “Interest of Experts” in the Registration Statement.

Date: September 9, 2011

/s/ Daniel K. Bansah Name: Daniel K. Bansah Title: Vice President, Exploration Banro Corporation